Exhibit 99.1

EzFill Announces 2023 First Quarter Financial Results

— Revenue Increased 123% year over year to $5.2 Million From $2.3 Million —

— 1.3 Million Gallons Delivered, Up 122% From Prior Year –

— 34 New Fleet Customers Added in Quarter —

— Net Loss Narrows by $0.9 Million or $0.29 per share —

MIAMI, FL, May 3, 2023 – EzFill Holdings, Inc. (“EzFill” or the “Company”) (NASDAQ: EZFL), a pioneer and emerging leader in the mobile fueling industry, announced today its financial results for the three-month period ended March 31, 2023 (“1Q23” or “first quarter 2023”).

1Q 23 Highlights (in US$, except gallons delivered)

	Q1 2023	Q1 2022
Financial Highlights
Revenue	5,231,334	2,340,068
Net loss	(2,348,771)	(3,266,510)
Adjusted EBITDA*	(1,842,041)	(2,461,408)
Operating Highlights
Total Gallons Delivered	1,315,226	591,505

* See end of this press release for reconciliation to US GAAP

Commenting on the first quarter results, Interim CEO Yehuda Levy stated, “Our first quarter financial results reflect significant improvement in both the comparison to the prior year first quarter, and sequentially from the fourth quarter of 2022. Of particular note is that we increased our gallons delivered to another record in the first quarter of 2023, which was 122% higher year over year. This was despite our reallocation of resources this quarter from a low margin large account to several new accounts, that combined with other price increases resulted in an average fuel margin per gallon that was 4 cents higher than in the fourth quarter of 2022. We have successfully diversified our fleet customer base by adding almost 150 new fleets since our IPO in September 2021, including 34 in the first quarter of 2023. We have reduced losses on both a GAAP basis and Adjusted EBITDA, demonstrating our focus on efficient growth. We began some exciting account relationships during the quarter, and we renewed our agreement to provide mobile fueling services for the Formula 1 Crypto.com Grand Prix. We have also grown our existing relationship with one of the nation’s largest grocers. All of our five locations in Florida are now contributing significantly to revenue.

“We welcome the recent addition of Avi Vaknin as Chief Technology Officer and are happy to report that he has already had an impact on our cost reduction efforts by enhancing the technological capabilities that we expect will enable us to further improve our driver efficiency, our margins and the overall scalability of the business. We also enhanced our Board of Directors with the addition of Daniel Arbour, a veteran of the mobile fueling business. We have 40 trucks in our fleet, which provides more than enough capacity for our near-term growth. Since the fourth quarter of 2022, we have been managing our operating expenses very closely now that our core infrastructure is built out, which has resulted in a significant improvement in our bottom line result and our cash flow. We continue to be opportunistic about expansion throughout the large and growing Florida market and beyond, and will continue to be careful and focused in our spending as we execute our business plan.”

First Quarter 2023 Financial Results

During the first quarter of 2023, the Company reported revenue of $5.2 million, up from $2.3 million in the prior year period, a 124% increase, primarily due to a 122% increase in gallons delivered. Total gallons delivered in the first quarter of 2022 were 1,315,266 compared to 591,505 in the prior year period, reflecting new customers in existing and new markets, as well as expansion of certain existing customers to new markets. Average fuel margin per gallon was $0.47 for the quarter, similar to the prior year period.

Cost of sales was $5.1 million for the first quarter of 2023 compared to $2.3 million for the prior year period. The increase from the prior year reflects the increase in sales as well as the hiring of additional drivers, primarily in new markets. Our gross profit improved year over year due to higher fuel revenue as well as increased delivery fees and driver efficiency.

Operating expenses, excluding depreciation and amortization, were $2.2 million for the first quarter of 2023, compared to $2.9 million in the prior year period. The decrease was primarily due to decreases in payroll, stock compensation and public company expenses as we continue to achieve efficiencies in our operations.

Depreciation and amortization decreased to $0.27 million in the first quarter of 2023 from $0.34 million in the prior year period due to the write-off of intangibles in 2022.

Interest expense increased in the current year due to increased borrowing for truck purchases during 2022.

The net loss in the first quarter of 2023 was $(2.3) million, compared to $(3.3) million in the prior year period. Loss per share improved in the quarter to $(0.70) from $(0.99) in the prior year period.

Adjusted EBITDA loss in the first quarter of 2023 was $(1.8) million as compared to Adjusted EBITDA loss of $(2.5) million in the first quarter of 2022. The improvement in adjusted EBITDA reflects both the improved gross margin and the operating cost efficiencies.

On April 26, 2023, the Company effected a 1 for 8 reverse stock split of its common stock. All share related amounts have been adjusted to reflect the reverse stock split.

Balance Sheet

At March 31, 2023, the Company had a cash position of $1.5 million, compared with $4.2 million at year end 2022. The Company had no long-term debt and had outstanding borrowings under its line of credit of $1.0 million as of quarter end.

About EzFill

With the number of gas stations in the U.S. continuing to decline, corporate giants such as Shell, Exxon, GM, Bridgestone, Enterprise, and Mitsubishi have recognized the increasing shift in consumer behavior and are investing in the fast growing on-demand mobile fueling industry. As the only company to provide fuel delivery in three vertical segments - consumer, commercial, and specialty including marine, we believe EzFill is well positioned to capitalize on the growing demand for convenient and cost-efficient mobile fueling options.

EzFill is a leader in the fast-growing mobile fuel industry, with the largest market share in its home state of Florida. Its mission is to disrupt the gas station fueling model by providing consumers and businesses with the convenience, safety, and touch-free benefits of on-demand fueling services brought directly to their locations. For commercial and specialty customers, at-site delivery during downtimes enables operators to begin their daily operations with fully fueled vehicles. For more information, visit www.ezfl.com.

Forward Looking Statements

This press release contains “forward-looking statements” Forward-looking statements reflect our current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this press release relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, our ability to raise capital to fund continuing operations; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize products and services; changes in government regulation; our ability to complete capital raising transactions; and other factors relating to our industry, our operations and results of operations. Actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

For further information, please contact:

Investor and Media Contact

John C. McNamara

TraDigital IR

john@tradigitalir.com

Note Regarding Use of Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared in accordance with generally accepted accounting principles in the United States (GAAP), we use non-GAAP measures. Adjusted EBITDA is a non-GAAP financial measure which we use in our financial performance analyses. This measure should not be considered a substitute for GAAP-basis measures, nor should it be viewed as a substitute for operating results determined in accordance with GAAP. We believe that the presentation of Adjusted EBITDA, a non-GAAP financial measure that excludes the impact of net interest expense, taxes, depreciation, amortization and stock compensation expense, provides useful supplemental information that is essential to a proper understanding of our financial results. Non-GAAP measures are not formally defined by GAAP, and other entities may use calculation methods that differ from ours for the purposes of calculating Adjusted EBITDA. As a complement to GAAP financial measures, we believe that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability.

The following is a reconciliation of net loss to the non-GAAP financial measure referred to as Adjusted EBITDA for the three months endedMarch 31, 2023 and 2022:

	Three Months Ended March 31,
	2023	2022
Net loss	$(2,348,771)	$(3,266,510)
Interest expense, net	41,589	(3,247)
Depreciation and amortization	273,087	337,664
Stock compensation	192,061	470,685
Adjusted EBITDA	$(1,842,034)	$(2,461,408)

EzFill Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2023	2022
REVENUES
Revenues	$5,231,334	$2,340,068
TOTAL REVENUES	5,231,334	2,340,068

COSTS & EXPENSES
Cost of sales	5,068,783	2,324,160
Operating expenses	2,196,646	2,948,001
Depreciation and amortization	273,087	337,664
TOTAL COSTS AND EXPENSES	7,538,516	5,609,825

OPERATING LOSS	(2,307,182)	(3,269,757)

OTHER INCOME AND EXPENSES
Interest income	8,160	12,271
Interest and other expense	(49,749)	(9,024)

LOSS BEFORE INCOME TAXES	(2,348,771)	(3,266,510)

PROVISION FOR INCOME TAXES	-	-

NET LOSS	$(2,348,771)	$(3,266,510)
NET LOSS PER SHARE
Basic and diluted	$(0.70)	$(0.99)
Basic and diluted weighted average number of common shares outstanding	3,342,924	3,283,146
Comprehensive Loss:
Net loss	$(2,348,771)	$(3,266,510)
Other comprehensive loss:
Change in fair value of debt securities	31,062	(47,286)
Total comprehensive loss	$(2,317,709)	$(3,313,796)

EzFill Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2023	December 31, 2022

Assets
Current Assets:
Cash and cash equivalents	$504,581	$2,066,793
Investment in debt securities	978,479	2,120,082
Accounts receivable, net of allowance for doubtful accounts of $2,716 and $0, respectively	983,635	766,692
Prepaid expenses and other	383,151	329,351
Inventory	146,072	151,248
Total Current Assets	2,995,918	5,434,166

Fixed assets, net of accumulated depreciation of $1,407,767 and $1,134,680, respectively	4,254,235	4,589,159
Operating lease right of use asset	466,744	521,782
Other assets	53,016	52,737
Total Assets	$7,769,913	$10,597,844

Liabilities and Stockholders’ Equity (Deficit)

Current Liabilities:
Accounts payable and accrued liabilities	$823,641	$1,256,479
Borrowings under revolving line of credit	1,000,000	1,000,000
Loans payable	769,754	811,516
Operating lease liabilities	233,738	230,014
Total Current Liabilities	2,827,133	3,298,009

Loans payable, net of current portion	1,015,754	1,198,380
Operating lease liabilities, net of current portion	267,227	316,008
Total Liabilities	4,110,114	4,812,397

Commitments and Contingencies

Stockholders’ Equity (Deficit)
Preferred stock, $.0001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding	-	-
Common stock, $.0001 par value; 50,000,000 shares authorized; 3,350,577 and 3,335,674 shares issued and outstanding at March 31, 2023, and December 31, 2022, respectively	335	334
Additional paid in capital	40,866,924	40,674,864
Accumulated deficit	(37,193,932)	(34,845,161)
Accumulated other comprehensive loss	(13,528)	(44,590)
Total Stockholders’ Equity	3,659,799	5,785,447
Total Liabilities and Stockholders’ Equity	$7,769,913	$10,597,844